Exhibit 77Q(2) for Annual Form N-SAR - Period Ended 10-31-2006

First Trust/FIDAC Mortgage Income Fund

A late Form 3 was filed on behalf of Joseph McDermott for the First Trust/FIDAC Mortgage Income Fund on November 15,
2006 due to an administrative error. Joseph McDermott became Chief Compliance Officer of First Trust Advisors
L.P., investment manager of the First Trust/FIDAC Mortgage
Income Fund, on July 10, 2006.